Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Heather Pribyl

952.253.0731

Buffalo Wild Wings, Inc. Announces
Third Quarter Earnings per Share of $0.95

Minneapolis, Minnesota, October 29, 2013 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD) announced today financial results for the third quarter ended September 29, 2013. Highlights for the third quarter versus the same period a year ago were:

o	Total revenue increased 27.9% to $315.8 million

o	Company-owned restaurant sales grew 29.5% to $295.7 million

o	Same-store sales increased 4.8% at company-owned restaurants and 3.9% at franchised restaurants

o	Net earnings increased 66.9% to $17.9 million from $10.7 million, and earnings per diluted share increased 65.4% to $0.95 from $0.57

Sally Smith, President and Chief Executive Officer, commented, “We’re proud to share this quarter’s results as we approach our 10-year anniversary as a public company. Revenue increased 27.9%, which helped fuel impressive net earnings growth. We increased the number of company-owned restaurants by 21% with continued new unit growth and franchise acquisitions compared to third quarter last year, and same-store sales increased 4.8% at company-owned restaurants and 3.9% at franchised locations. The cost per pound for traditional chicken wings was lower than last year and our cost of sales percentage was 30.0%, the lowest percentage since fourth quarter of 2011. As a result, we grew our net earnings 66.9%, achieving earnings per diluted share of $0.95 for the third quarter.”

Total revenue increased 27.9% to $315.8 million in the third quarter compared to $246.9 million in the third quarter of 2012. Company-owned restaurant sales for the quarter increased 29.5% over the same period in 2012, to $295.7 million, driven by a company-owned same-store sales increase of 4.8% and 72 additional company-owned restaurants at the end of third quarter 2013 relative to the same period in 2012. Franchise royalties and fees increased 9.0% to $20.1 million for the quarter versus $18.4 million in the third quarter of 2012. This increase is attributed to a franchise same-store sales increase of 3.9% and 23 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $55,592 for the third quarter of 2013 compared to $52,561 for the same quarter last year, a 5.8% increase. Franchised restaurants averaged $58,926 for the period versus $55,608 in the third quarter a year ago, a 6.0% increase.

For the third quarter, net earnings increased 66.9% to $17.9 million versus $10.7 million in the third quarter of 2012. Earnings per diluted share were $0.95, as compared to third quarter 2012 earnings per diluted share of $0.57.

2013 and 2014 Outlook

Ms. Smith remarked, “With the excitement of football season, we are focused on driving sales. Same-store sales are about 5.3% at company-owned restaurants and 3.0% at franchised locations for the first four weeks of the fourth quarter compared to 3.8% and 5.6%, respectively, for the same period last year. In the fourth quarter, unit growth continues with 22 company-owned and 22 franchised restaurants expected to open. Also, we expect our franchisees in Mexico to open two locations during the fourth quarter. With the strength of our net earnings growth in the first nine months of the year, positive momentum in same-store sales, and improved cost of sales percentage versus last year, we believe we will achieve 20% net earnings growth for 2013, equating to 28% on a 52-week basis.”

Ms. Smith continued, “We will achieve the exciting milestone of 1,000 Buffalo Wild Wings restaurants in the first quarter of 2014. For the full year, we plan to open 45 company-owned and 40 franchised locations in the United States and Canada, and we expect our international franchisees to open at least 10 restaurants across the globe. We remain focused on providing a unique and compelling social experience for our sports-loving Guests, and we believe that with our planned unit growth and ongoing operational diligence we will achieve 20% net earnings growth for 2014.”

Ms. Smith concluded, “As we look beyond 2014, we will continue to build Buffalo Wild Wings into an even stronger brand. We are committed to opening 1,700 Buffalo Wild Wings locations in the United States and Canada, and believe that we will achieve this goal within the next ten years. We anticipate further international expansion of Buffalo Wild Wings restaurants around the world, and we have begun implementing strategies to build an enduring, diversified portfolio of restaurant brands to sustain our long-term growth.”

Buffalo Wild Wings will be hosting a conference call today, October 29, 2013 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until November 5, 2013. To access this replay, please dial 1.858.384.5517 password 4644910.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings® restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently 959 Buffalo Wild Wings locations across 49 states in the United States, as well as in Canada.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and store performance measures and growth goals for 2013 and 2014 and beyond, including but not limited to those relating to our fourth quarter sales trends and projected unit and net earnings growth rates for 2013 and 2014 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), success of acquired restaurants and investments in new or emerging concepts, unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our system standards, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Revenue:
Restaurant sales	$295,693	228,418	865,521	681,284
Franchise royalties and fees	20,108	18,441	59,651	55,420
Total revenue	315,801	246,859	925,172	736,704

Costs and expenses:
Restaurant operating costs:
Cost of sales	88,689	71,263	268,410	213,213
Labor	89,740	68,804	264,500	203,710
Operating	44,668	34,626	126,985	99,772
Occupancy	17,276	13,458	50,267	39,349
Depreciation and amortization	21,587	16,818	62,814	48,439
General and administrative	24,664	21,813	69,562	62,213
Preopening	2,991	4,535	9,682	8,662
Loss on asset disposals and store closures	902	788	1,702	2,122
Total costs and expenses	290,517	232,105	853,922	677,480

Income from operations	25,284	14,754	71,250	59,224
Investment income	383	418	644	713

Earnings before income taxes	25,667	15,172	71,894	59,937
Income tax expense	7,796	4,464	21,155	19,322
Net earnings	$17,871	10,708	50,739	40,615

Earnings per common share – basic	$0.95	0.58	2.70	2.19
Earnings per common share – diluted	0.95	0.57	2.69	2.17
Weighted average shares outstanding – basic	18,779	18,589	18,765	18,573
Weighted average shares outstanding – diluted	18,889	18,723	18,842	18,675

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Nine months ended
	September 29, 2013	September 23, 2012	September 29, 2013	September 23, 2012
Revenue:
Restaurant sales	93.6%	92.5%	93.6%	92.5%
Franchising royalties and fees	6.4	7.5	6.4	7.5
Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	30.0	31.2	31.0	31.3
Labor	30.3	30.1	30.6	29.9
Operating	15.1	15.2	14.7	14.6
Occupancy	5.8	5.9	5.8	5.8
Depreciation and amortization	6.8	6.8	6.8	6.6
General and administrative	7.8	8.8	7.5	8.4
Preopening	0.9	1.8	1.0	1.2
Loss on asset disposals and store closures	0.3	0.3	0.2	0.3
Total costs and expenses	92.0	94.0	92.3	92.0

Income from operations	8.0	6.0	7.7	8.0
Investment income	0.1	0.2	0.1	0.1

Earnings before income taxes	8.1	6.1	7.8	8.1
Income tax expense	2.5	1.8	2.3	2.6
Net earnings	5.7	4.3	5.5	5.5

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	September 29, 2013	December 30, 2012
Assets
Current assets:
Cash and cash equivalents	$36,671	21,340
Marketable securities	7,126	9,579
Accounts receivable – net of allowance of $25	21,964	20,203
Inventory	8,958	7,820
Prepaid expenses	4,090	3,869
Refundable income taxes	—	4,122
Deferred income taxes	9,908	5,774
Restricted assets	37,013	52,829
Total current assets	125,730	125,536

Property and equipment, net	422,833	386,570
Reacquired franchise rights, net	34,690	37,370
Goodwill	32,533	32,365
Other assets	16,061	9,246
Total assets	$631,847	591,087

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,228	1,763
Income tax payable	1,750	—
Accounts payable	27,849	36,418
Accrued compensation and benefits	34,591	39,637
Accrued expenses	13,168	11,461
System-wide payables	37,111	51,564
Total current liabilities	116,697	140,843

Long-term liabilities:
Other liabilities	1,961	1,752
Deferred income taxes	39,358	37,128
Deferred lease credits	31,647	27,992
Total liabilities	189,663	207,715

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,779,934 and 18,623,370, respectively	129,981	121,450
Retained earnings	312,786	262,047
Accumulated other comprehensive loss	(583)	(125)
Total stockholders’ equity	442,184	383,372
Total liabilities and stockholders’ equity	$631,847	591,087

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Nine months ended
	September 29, 2013	September 23, 2012
Cash flows from operating activities:
Net earnings	$50,739	40,615
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	59,004	46,409
Amortization	3,810	2,030
Loss on asset disposals and store closures	1,682	1,757
Deferred lease credits	3,852	2,966
Deferred income taxes	(1,547)	(3,612)
Stock-based compensation	7,290	6,207
Excess tax benefit from stock issuance	(399)	(2,024)
Change in operating assets and liabilities:
Trading securities	(829)	(850)
Accounts receivable	(266)	(7,712)
Inventory	(1,039)	(199)
Prepaid expenses	(225)	583
Other assets	(772)	(1,826)
Unearned franchise fees	465	(37)
Accounts payable	(6,925)	2,088
Income taxes	6,271	7,230
Accrued expenses	1,283	13,162
Net cash provided by operating activities	122,394	106,787

Cash flows for investing activities:
Acquisition of property and equipment	(96,552)	(79,007)
Acquisition of businesses/investments in affiliates	(10,288)	—
Purchase of marketable securities	—	(123,943)
Proceeds from marketable securities	3,282	112,238
Net cash used in investing activities	(103,558)	(90,712)

Cash flows for financing activities:
Proceeds from line of credit	5,000	—
Repayments of line of credit	(5,000)	—
Issuance of common stock	1,237	1,147
Excess tax benefit from stock issuance	399	2,024
Tax payments for restricted stock units	(4,813)	(8,447)
Net cash used in financing activities	(3,177)	(5,276)
Effect of exchange rate changes on cash and cash equivalents	(328)	(7)
Net increase in cash and cash equivalents	15,331	10,792

Cash and cash equivalents at beginning of period	21,340	20,530
Cash and cash equivalents at end of period	$36,671	31,322

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2013	397	407	415
2012	327	330	343	381
2011	263	277	288	319
2010	235	234	244	259
2009	206	215	220	232

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2013	514	525	534
2012	505	505	511	510
2011	488	492	498	498
2010	430	447	457	473
2009	373	383	400	420

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	1.4%	3.8%	4.8%
2012	9.2%	5.3%	6.2%	5.8%	6.6%
2011	3.9%	5.9%	5.7%	8.9%	6.1%
2010	0.1%	(0.1%)	2.6%	(0.3%)	0.6%
2009	6.4%	2.8%	0.8%	2.6%	3.1%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	2.2%	4.1%	3.9%
2012	7.3%	5.5%	5.8%	7.4%	6.5%
2011	1.6%	2.7%	4.2%	5.9%	3.6%
2010	0.7%	(0.7%)	0.3%	(1.1%)	(0.2%)
2009	6.0%	3.7%	1.9%	2.0%	3.4%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	$56,953	54,759	55,592
2012	55,131	51,524	52,561	55,595	53,783
2011	48,845	47,970	49,461	51,983	49,627
2010	45,327	43,021	44,394	45,595	44,601
2009	45,593	42,938	42,602	44,583	43,912

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	$60,050	58,186	58,926
2012	57,282	54,766	55,608	58,490	56,570
2011	52,744	50,995	51,350	53,385	52,081
2010	51,532	49,051	49,005	49,837	49,835
2009	50,729	48,619	48,458	50,115	49,479